EXHIBIT 99.2
CONTACTS:

(Media):	Bill Mintz	(713) 296-7276
	Robert Dye	(713) 296-6662
(Investor):	Tom Chambers	(713) 296-6685
	Rob Rayphole	(713) 296-6160

(Web site):	www.apachecorp.com
APACHE TO ACQUIRE DEVON’S GULF OF MEXICO SHELF ASSETS
$1.05 billion transaction brings production of 19,000 equivalent barrels per day, drilling upside
     Houston, April 12, 2010 — Apache Corporation (NYSE, Nasdaq: APA) said today that it has agreed to acquire Devon Energy Corporation’s oil and gas assets on the Gulf of Mexico Shelf for $1.05 billion. Apache estimated net proved and probable reserves of 83 million barrels of oil equivalent at year-end 2009.
     The properties are projected to produce 9,500 barrels of liquid hydrocarbons and 55 million cubic feet of gas per day (net) after closing — the same balance of liquids and natural gas in Apache’s current worldwide production. Closing is expected in early June.
     Liquid hydrocarbons also are expected to contribute more than 70 percent of the projected revenues from the acquired properties. About half of the estimated proved reserves of 41 million barrels equivalent are oil and natural gas liquids.
     “Devon’s exit from the Gulf of Mexico creates a great opportunity for Apache to add one of the best remaining Shelf asset portfolios to our existing core area,” said G. Steven Farris, Apache’s chairman and chief executive officer.
     “These are well-maintained, high-quality assets that fit well with Apache’s existing infrastructure and play to the strengths that come with our experience operating on the shelf — exploiting the current production base and capturing the upside potential,” said Jon Jeppesen, executive vice president and leader of Apache’s Gulf Coast Region. “Many of these properties are geologically complex fields that contain large structures with multiple pay intervals that we believe are under-exploited. The prospect inventory includes high-potential trend exploration opportunities in the Norphlet play and highly prospective exploratory acreage off the Texas coast.”

     “At 3.7 times estimated cash flow, this transaction is immediately additive to Apache’s per-share earnings and cash flow, generating excess cash flow that can be used to further Apache’s growth through continued development of our global exploration program,” Farris said.
     Projected daily production from the acquired assets for the remainder of 2010 equals 3 percent of Apache’s fourth-quarter 2009 worldwide daily production. When the transaction is completed, the Gulf Shelf’s share of Apache’s estimated worldwide production will be slightly less than 20 percent.
     Apache is the largest held-by-production acreage owner and the second-largest producer in Gulf waters less than 1,200 feet deep. The acquired assets comprise 477,000 net acres across 158 blocks. The fields have 80 platforms and 211 production caissons in waters to 450 feet deep.
     Seven major field areas hold 90 percent of the proved reserves. Devon operates 75 percent of the production. Based on initial evaluation, Apache has identified 79 recompletion opportunities and 26 drilling prospects across the acquired assets.
     Apache will fund the acquisition primarily from existing cash balances supplemented with commercial paper. Apache has hedged a portion of the production for three years using swaps and collars to protect the economics of the transaction, which is effective Jan. 1.
     Completion of the transaction is subject to preferential rights to purchase held by the other working interest owners in the properties as well as customary closing conditions and regulatory approvals.
     Additional information about this transaction is posted on Apache’s Web site, www.apachecorp.com, along with other announcements, updates, investor information and copies of all press releases.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our Web site and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date.

     Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) now permits oil and gas companies, in their filings with the SEC, to disclose not only “proved” reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also “probable” reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as “possible” reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Apache’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, available from Apache at www.apachecorp.com or by writing Apache at: 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056 (Attn: Corporate Secretary). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.
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